Exhibit 10.19

DIRECTOR FORM

STERLING CHECK CORP.

2021 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT NOTICE

Sterling Check Corp. a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Options (each Option representing the right to purchase one Share) set forth below, at an Option Price per Share as set forth below. The Options are subject to all of the terms and conditions as set forth in this Grant Notice (the “Notice”), in the Nonqualified Stock Option Agreement—IPO Time Vesting Option Form attached hereto as Exhibit A (the “Agreement”) and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. In the event an Initial Public Offering is not consummated within thirty (30) days following the Grant Date, this Notice shall be null and void and of no further force and effect.

Participant:	[__]

Grant Date:	[__]

Number of Shares Subject to Option (“Covered Shares”):	[__]

Option Price	$[__] per Share

Expiration Date:	10th anniversary of Grant Date

Type of Option:	Nonqualified Stock Option

Vesting Schedule:

Subject to the Participant’s not having experienced a Termination as of the applicable Vesting Date, the Option shall vest and become exercisable according to the following schedule:

33 1/3% of Covered Shares on the 1st Anniversary of the Grant Date

33 1/3% of Covered Shares on the 2nd Anniversary of the Grant Date

33 1/3% of Covered Shares on the 3rd Anniversary of the Grant Date

If a Change in Control occurs and (i) the Participant has not experienced a Termination prior thereto and immediately following the Change in Control the Participant is not a member of the Board or the board of directors of the ultimate parent corporation of the Company (or the Company’s successor) (such board, the “Applicable Board”) or (ii) within 24 months following such Change in Control, the Participant’s service on the Applicable Board Terminates other than by reason of a voluntary resignation by the Participant, all unvested Options shall become fully vested and exercisable upon the date of the Participant’s Termination.

The Option shall be subject to the execution and return of this Notice by the Participant to the Company within thirty (30) days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). This Option is a non-qualified stock option and is not intended by the parties hereto to be, and shall not be treated as, an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. By executing this Notice, the Participant acknowledges that his or her agreement to the covenants set forth in Section 10 of the Agreement is a material inducement to the Company in granting this Award to the Participant.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice as of the Grant Date set forth above.

STERLING CHECK CORP.

By:
Name:
Title:

PARTICIPANT[1]

By:
Name:

[SIGNATURE PAGE TO OPTION GRANT NOTICE]

[1]

To the extent that the Company has established, either itself or through a third party plan administrator, the ability to accept this Award electronically, such acceptance shall constitute the Participant’s signature hereto.

STERLING CHECK CORP.

2021 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

IPO TIME VESTING OPTION FORM

Pursuant to the Option Grant Notice (the “Notice”) delivered to the Participant (as defined in the Notice), and subject to the terms of this Option Agreement (this “Agreement”) and the Sterling Check Corp 2021 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Sterling Check Corp (the “Company”) and the Participant agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below. Terms not otherwise defined herein will have the meanings ascribed to them in the Plan and, if not defined therein, to the extent a Participant is a party to an Employee Agreement (as defined below), the definition in the Employee Agreement shall control.

(a) “Agreement” means this Nonqualified Stock Option Agreement.

(b) “Cause” has the same meaning given to such term in the employment agreement or severance agreement (the “Employee Agreement”) between the Participant and the Company or its affiliate, or if the Participant is not a party to an Employee Agreement, then “Cause” has the same meaning given to such term in the Plan.

(c) “Date of Termination” means the date that the Participant experiences a Termination (as defined in the Plan).

(d) “Option” means the Nonqualified Stock Option granted to the Participant herein to purchase Covered Shares upon the terms and conditions as set forth in this Agreement and the

(e) “Restrictive Covenants” shall have the meaning set forth in Section 10.

(f) “Vesting Date” means the date on which the Option becomes vested and exercisable with respect to a portion of the Covered Shares, pursuant to the Notice.

2. Award. The Participant is hereby awarded a Nonqualified Stock Option to purchase the Covered Shares upon the terms and conditions set forth in the Notice, this Agreement, and the Plan.

3. Exercise.

(a) Vesting. The Option granted by this Agreement may only be exercised to the extent they have become vested and exercisable as provided in the Notice.

(b) Exercise After Termination.

(i) If the Participant’s service with the Company is Terminated for Cause, then the Participant shall forfeit the right to exercise the Option with respect to all Covered Shares effective as of the Participant’s Date of Termination.

(ii) If the Participant’s service with the Company is Terminated due to the Participant’s death or Disability, the right to exercise the Option shall terminate on the 90th day following the Participant’s Date of Termination.

(iii) If the Participant’s service with the Company Terminates for any reason other than for Cause, death or Disability, the right to exercise the Option shall terminate on the 30th day following the Participant’s Date of Termination.

(c) Prohibitions on Vesting After Termination.    The Option may be exercised on or after the Participant’s Date of Termination only as to those Covered Shares that were vested and exercisable as of the Date of Termination and only to the extent the Option is then exercisable and within the applicable period described in Section 3(b)(ii) or (iii) above.

4. Expiration. Notwithstanding the foregoing, the Option shall not be exercisable on or after the tenth anniversary of the Grant Date or, if earlier, the date specified in Section 3.

5. Forfeiture Events; Clawback. The Participant agrees and acknowledges that the Option is subject to Section 14.2 of the Equity Plan including, without limitation, the terms of any clawback policy maintained by the Company, whether adopted prior to or subsequent to the Grant Date, or as required by law, regulation, or exchange requirement, as it may be amended from time to time.

6. No Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to the Covered Shares until the effective date of issuance of the Shares and the entry of the Participant’s name as a stockholder of record on the books of the Company following exercise of the Option.

7. Method of Option Exercise. Subject to the terms of this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters, or by any other administrative method and exercise procedures as may be established by the Committee from time to time (which may include any procedures utilizing an electronic signature and/or web-based approval and notice process and/or a third-party plan administrator), prior to the Company’s close of business on the last business day that occurs prior to the expiration of the Option and prior to the time the Option ceases to be exercisable. Such notice shall specify the number of Covered Shares that the Participant elects to purchase and shall be accompanied by payment in full of the Exercise Price for such Shares indicated by the Participant’s election in any or any combination of the following forms: (a) a wire transfer of readily available funds in U.S. dollars or a certified bank check denominated in U.S. dollars, (b) if permitted by applicable law and by the Committee, the transfer, either actually or by attestation, to the Company of Shares that have been held by the Participant for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee, or (c) if permitted by applicable law and by the Committee, in the form of a transfer of other property (including Shares). Any Shares transferred to or withheld by the Company as payment of the Option Price, if so permitted pursuant to clause (b) above, will be valued at their Fair Market Value on the last business day preceding the date of exercise of such Option or by such other method required by applicable law. In addition, the Committee may provide for the payment of the Option Price through (x) Share withholding as a result of which the number of Shares issued upon exercise of the Option will be reduced by a number of Shares having an aggregate Fair Market Value equal to the aggregate Option Price due upon such exercise, or (y) a registered broker-dealer pursuant to such cashless exercise procedures that are, from time to time, deemed acceptable by the Committee. If requested by the Committee, the Participant will deliver the Agreement evidencing the Option to the Company, which will endorse thereon a notation of such exercise and return the Agreement to the Participant. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of the Option and the number of Shares that may be purchased upon exercise shall be rounded down to the nearest number of whole Shares.

8. No Exercise in Violation of Law. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Shares are traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

9. Withholding. The Participant shall pay or make adequate provision for any federal, state, local and other withholding tax obligations of the Company relating to the Option. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. If approved in advance by the Committee and subject to applicable law, the Participant may, in satisfaction of his or her obligation to pay tax withholding in connection with the exercise of the Option, elect to (a) have withheld a portion of the Shares then issuable to him or her, (b) surrender Shares owned by the Participant prior to the exercise of the Option, in each case having an aggregate Fair Market Value equal to such tax withholding, or (c) utilize a cashless settlement procedure through a registered broker-dealer pursuant to such cashless settlement procedures that are, from time to time, deemed acceptable by the Committee

10. Restrictive Covenants. For the avoidance of doubt, from and after the Grant Date, if and to the extent the Participant is party to an Employee Agreement that provides for restrictive covenants relating to nondisclosure of confidential information, noncompetition, nonsolicitation, and/or nondisparagement, the Participant hereby acknowledges and reaffirms such covenants as a condition to receiving this Option grant, and shall be subject to the provisions of such Employee Agreement and shall not be subject to the following provisions of this Section 10; otherwise the Participant shall be subject to the provisions of this Section 10 (such applicable provisions, the “Restrictive Covenants”):

(a) Confidential Information. As a result of the Participant’s work for the Company, the Participant may develop or acquire knowledge of Confidential Information relating to any member of the Company Group (including, in each case, its business, potential business or that of its customers or suppliers or their respective affiliates) (the “Company Parties”). “Confidential Information” includes all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and supplier lists, and customer and supplier information. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of the Participant’s direct or indirect act or omission. With respect to Confidential Information of the Company Parties, the Participant agrees that:

(i) the Participant will use it only in the performance of the Participant’s duties for the Company. The Participant will not use it at any time (during or after Participant’s employment or service) for the Participant’s personal benefit, for the benefit of any other person or firm, or in any manner adverse to the interests of the Company Parties;

(ii) the Participant will not disclose it at any time (during or after Participant’s employment or service) except to authorized Company personnel, unless the Company expressly consents in advance in writing or unless the information becomes clearly of public knowledge or enters the public domain (other than through an unauthorized disclosure by the Participant or through a disclosure not by the Participant which the Participant knew or reasonably should have known was an unauthorized disclosure), or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency;

(iii) the Participant will safeguard it by all reasonable steps and abide by all policies and procedures of the Company and its customers in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes;

(iv) the Participant will execute and abide by all confidentiality agreements which the Company reasonably requests the Participant to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate, a supplier, or an actual or a potential customer thereof; and

(v) the Participant will return all materials containing or relating to Confidential Information, together with all other Company property (including, without limitation, laptop computers, cell phones, documents and other equipment) to the Company, when the Participant’s employment and other service with the Company and its subsidiaries terminates or otherwise on demand and, at that time the Participant will certify to the Company, in writing, that the Participant has complied with this Agreement. The Participant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Company or the customers, suppliers, or affiliates of the foregoing. Notwithstanding the above provisions of this Section 10, the Participant shall be permitted to retain the Participant’s personal contact list and personal files (including those relating to the Participant’s compensation, benefits, entitlements and obligations).

(b) Intellectual Property.

(i) The Participant acknowledges and agrees that all patent, trademark, copyright, trade secret and other intellectual property rights (the “Intellectual Property”) which the Participant conceives, makes, obtains or develops prior to, on, or after the date hereof and during the term of the Participant’s employment or other service with the Company or any of its subsidiaries or affiliates (whether during or outside of working hours) and which is related in any way to the business of the Company Parties is and will be the sole property of the Company Parties as “works for hire” (as that term is used under U.S. copyright law), regardless of whether or not patent, trademark, copyright and/or other intellectual property right applications are or can be filed on such Intellectual Property; provided, however, that the Company Parties shall not own Intellectual Property for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which was developed entirely on the Participant’s time, and (A) which does not relate in any way (I) to the business of the Company or (II) to the actual or demonstrably anticipated research or development of the Company, and (B) which does not result from any work performed by the Participant for the Company.

(ii) Subject to Section 10(b)(i), to the extent that title to any such Intellectual Property, contributions or inventions do not, by operation of law, vest in the Company, the Participant hereby irrevocably assigns to the Company all right, title and interest, including, without limitation, tangible and intangible rights such as patent rights, trademarks and copyrights, that the Participant may have or may acquire in and to all such Intellectual Property, contributions and inventions, benefits and/or rights resulting therefrom, and agrees to promptly execute any further specific assignments related to such Intellectual Property, contributions or inventions, benefits and/or rights at the request of the Company.

(iii) Subject to Section 10(b)(i), the Participant will make full and prompt disclosure to the Company of all Intellectual Property and, at the Company’s request and expense (but without additional compensation to the Participant), will at any time and from time to time during and after the Participant’s employment or other service with the Company execute and deliver to the Company such applications, assignments and other papers and take such other actions (including but not limited to testifying in any legal proceedings) at the Company’s expense as the Company, in its sole discretion, considers necessary to vest, perfect, defend or maintain the Company’s rights in and to such Intellectual Property.

(c) Noncompetition. The Participant agrees that during the course of the Participant’s employment or other service with any Company Party and during the period of twelve (12) months commencing from the Date of Termination (the “Restricted Period”), the Participant will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise, assist in, engage in or otherwise be connected to or benefit from any Competitive Business. For purposes of this Agreement, a “Competitive Business” is one that engages in or provides, or intends to engage in or provide, employment, volunteer or tenant-related background checks and related services or engages in any other business that is the same or substantially the same as any business engaged in or in development by the Company as of the Date of Termination. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Participant’s passive ownership of less than two percent (2%) of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

(d) Nonsolicitation. The Participant further agrees that, during the course of the Participant’s employment or other service with any Company Party and during the period of two (2) years commencing from the Date of Termination, the Participant will not, without the express prior written consent of the Company, directly or indirectly, (i) in connection with a Competitive Business, solicit, transact business with or perform services for (or assist any third party in soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within twelve (12) months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or prospective customer (as defined below) of any Company Party; (ii) hire or solicit or encourage any employee of any Company Party to leave the employment of such Company Party, in each case except for general solicitations of employment by the Participant (or its affiliates, including solicitations through employee search firms or similar agents) not specifically directed towards employees of any Company Party; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between any Company Party and any of its customers, suppliers, vendors, lessors, independent contractors, agents or employees. A “prospective customer” is any individual or entity with respect to whom or which any Company Party was engaged in a solicitation at any time during the twelve (12) months preceding the Date of Termination and in which solicitation the Participant was in any way involved or otherwise had knowledge of or reasonably should have had knowledge of.

(e) Nondisparagement. From and after the Grant Date and at all times thereafter, the Participant shall not, to the fullest extent permissible by law, make, directly or indirectly, any public or private statements, or verbal or nonverbal, direct or indirect communications that are or could be harmful to, reflect negatively on, or that are otherwise disparaging of, any member of the Company Group and/or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.

(f) Reasonable Restrictions/Damages Inadequate Remedy. The Participant acknowledges that the restrictions contained in this Section 10 are reasonable and necessary to protect the legitimate business interests of the Company and that any breach or threatened breach by the Participant of any provision contained in this Section 10 may result in immediate irreparable injury to the Company for which a remedy at law may be inadequate. The Participant further acknowledges that the restrictions contained in Section 10(c) will not prevent the Participant from earning a livelihood during the Restricted Period. Accordingly, the Participant acknowledges that the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief in any court of competent jurisdiction (without being obligated to post a bond or other collateral) in the event of any breach or threatened breach by the Participant of the provisions of this Section 10. Any remedy specified by any provision of this Agreement shall, unless expressly providing to the contrary, be a nonexclusive remedy for that provision and shall not preclude any and all other remedies at law or in equity from also being applicable.

(g) Separate Covenants. The parties intend that the covenants and restrictions in this Section 10 be given the broadest interpretation permitted by law. Accordingly, in the event that any of the provisions of this Agreement should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants and restrictions contained in this Section 10 shall be deemed a series of separate covenants and restrictions, one for each of the fifty states of the United States of America and any other jurisdiction. If the covenants of this Section 10 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce such covenants in any other jurisdiction. If, in any judicial or arbitration proceedings, a court of competent jurisdiction or arbitration panel should refuse to enforce all of the separate covenants and restrictions in this Section 10, then such unenforceable covenants and restrictions shall be eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

11. Transferability. The Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

12. Exercisability Following Death. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the legal representative of the estate of the Participant.

13. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it acting reasonably and in good faith with respect to the Agreement is final and binding on all persons.

14. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

15. Not an Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with any member of the Company Group, nor will it interfere in any way with any right any member of the Company Group would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

16. Representation. The Participant acknowledges and represents to the Company that, as of the date hereof, it is the Participant’s good faith intention that upon the exercise of the Option, the Participant will be acquiring the Covered Shares solely for the Participant’s own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution of the Covered Shares.

17. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal business office.

18. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

19. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to its principles of conflict of laws.

20. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

21. Waiver. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

22. Headings. Headings are for convenience only and are not deemed to be part of this Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Agreement.

23. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their personal executors, administrators, successors, personal representatives, heirs and permitted assigns.

24. Entire Agreement. This Agreement, together with the Notice and the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.

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